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                                  EXHIBIT 21.1

                           SUBSIDIARIES OF THE COMPANY


         Great Plains Software O.C., Inc.
                  a Minnesota corporation

         Great Plains Software South Africa Pty. Ltd.
                  a South Africa private company

         Great Plains Software U.K., LLC
                  a Delaware limited liability company

         Great Plains Software Singapore Pte. Ltd.
                  a Singapore private company

         Great Plains Software Pty. Ltd. (Australia) a Australia private company

         Great Plains Software Canada, Inc.
                  a Delaware corporation

         Great Plains Software Scandinavia AB
                  a Swedish company

         Match Data Systems International, Inc.
                  a Washington corporation